Exhibit 5.1

August 17, 2004

Board of Directors

Department 56, Inc.

One Village Place

6436 City West Parkway

Eden Prairie, MN 55344

Re:          Registration Statement on Form S-8 Department 56, Inc. 2004 Stock Incentive Plan

Ladies and Gentlemen:

I am Senior Vice President–Legal/Human Resources, General Counsel and Secretary of Department 56, Inc., a Delaware corporation (the “Company”), and have acted as counsel for the Company in connection with the Company’s Registration Statement on Form S-8, dated August 17, 2004 (the “Registration Statement”), relating to the registration under the Securities Act of 1933, as amended, of 1,000,000 shares (the “Shares”) of the common stock, par value $.01 per share, of the Company pursuant to the Department 56, Inc. 2004 Stock Incentive Plan (the “Plan”).

As the basis for the opinion hereinafter expressed, I have examined such statutes, regulations, corporate records and documents, certificates of corporate and public officials and other instruments as I have deemed necessary or advisable for the purposes of this opinion.  In such examination I have assumed the authenticity of all documents submitted to me as originals and the conformity with the original documents of all documents submitted to me as copies.  In this opinion, the Shares include the associated rights that may be issued with the Shares pursuant to the Rights Agreement dated as of April 23, 1997, between the Company and ChaseMellon Shareholders Services, L.L.C. as rights agent.

Based on the foregoing and on such legal considerations, as I have deemed relevant, I am of the opinion that:

(1)  The Shares have been duly and validly authorized by the Company.

(2)  The Shares, when issued, delivered and paid for in accordance with the terms of the Plan, will be validly issued, fully paid and nonassessable.

I hereby consent to the use of this opinion as an exhibit to the Registration Statement and the reference to me in the Registration Statement under the heading “Interests of Named Experts and Counsel.”

Very truly yours,

/s/ DAVID H. WEISER

David H. Weiser, Esq.
Senior Vice President-Legal/Human Resources,
General Counsel and Secretary